Exhibit 10.2
PIPER JAFFRAY COMPANIES
RESTRICTED STOCK AGREEMENT

Name of Recipient: Brien O’Brien

Total No. of Shares Covered: 361,633	Date of Issuance: March 1, 2010

Vesting Schedule pursuant to Section 2:

No. of Shares Which
Vesting Dates	Become Vested as of Such Date

Date of Issuance	11,259
1 year after date of issuance	87,594
2 years after date of issuance	87,594
3 years after date of issuance	87,593
4 years after date of issuance	87,593

     This is a Restricted Stock Agreement (“Agreement”) between Piper Jaffray Companies, a Delaware corporation (the “Company”), and the above-named recipient (the “Recipient”).
Recitals
     WHEREAS, a Securities Purchase Agreement, dated as of December 20, 2009 (the “Purchase Agreement”), was entered into by the Company, Piper Jaffray Newco Inc., a Delaware corporation, Advisory Research Holdings, Inc., a Delaware corporation (“ARI”), each of the persons listed on Schedule I attached thereto (including the Recipient), and Brien M. O’Brien, a natural person, and TA Associates, Inc., a Delaware corporation, in their joint capacity as the representatives of the Sellers thereunder;
     WHEREAS, pursuant to the Purchase Agreement, the Company is obligated to issue restricted stock to the Recipient as partial consideration for the Recipient’s ownership in ARI;
     WHEREAS, a portion of the shares being issued in connection with this Agreement are being deposited in escrow under the Indemnification Escrow Agreement, dated as of March 1, 2010, with Wells Fargo Bank, National Association as Escrow Agent (the “Escrow Agreement”).
     NOW, THEREFORE, the Company hereby issues restricted stock to the Recipient under the following terms.

Terms and Conditions
     1.     Grant of Restricted Stock.
     (a)     Subject to the terms and conditions of this Agreement, the Company hereby issues to the Recipient the number of Shares specified at the beginning of this Agreement. All such Shares are subject to certain restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”
     (b)     The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Recipient (except in the case of Restricted Shares which are being deposited in escrow under the Escrow Agreement). All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. The Restricted Shares may not (until such Restricted Shares have vested in the Recipient in accordance with all terms and conditions of this Agreement) be assigned or transferred other than by will or the laws of descent and distribution or pursuant to the Escrow Agreement, and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Each Restricted Share will remain restricted and subject to cancellation unless and until that Restricted Share has vested in the Recipient in accordance with all of the terms and conditions of this Agreement. Each book entry or stock certificate evidencing any Restricted Share shall contain the notations or legends and stock transfer instructions or limitations which are referred to in Section 8(a) hereof. With respect to any certificate evidencing Restricted Shares, the Company may, in its reasonable discretion, retain custody of any such certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing any such certificate, that the Recipient tender to the Company a stock power duly executed in blank relating to such custody; provided that, promptly following the lapse of all restrictions with respect to all or a portion of the Restricted Shares, the Company shall cause an appropriate book entry to be made in the records of the Company’s transfer agent, or deliver to the Recipient a certificate, for those shares as to which the restrictions have lapsed without any of the legends referred to in Section 8(a) hereof (except any legends required by applicable state and federal corporate and securities laws); provided further that, the Escrow Agent shall retain custody of any Restricted Shares deposited in escrow pursuant to the Escrow Agreement until such Restricted Shares are released from escrow pursuant to the Escrow Agreement.
     2.     Vesting.
     (a)     Except as otherwise provided herein, the Restricted Shares will vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement. Notwithstanding the foregoing, all of the Restricted Shares shall vest upon the occurrence of a Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the happening of any of the following events:
          (i)     An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) Any acquisition by the Company, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) Any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 2(a); or
          (ii)     A change in the composition of the Board of Directors of the Company (the “Board”) such that the individuals who, as of the date hereof, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2(a), that any individual who becomes a member of the Board subsequent to the date hereof, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or
          (iii)     Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
          (iv)     The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
     (b)     Except as otherwise provided herein, if and when the Recipient’s employment with the Company or an Affiliate is terminated by the Company for any reason other than Cause (as defined below) or by the Recipient for any reason other than as specified in Section 2(d), then the unvested Restricted Shares will, subject to Section 2(e), continue to vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement.
     (c)     If the Recipient’s employment by the Company or an Affiliate is terminated by the Company for Cause (as defined in Section 4 below), then any unvested Restricted Shares shall immediately cease vesting as of the termination date and be cancelled in accordance with Section 4 of this Agreement.
     (d)     If the Recipient’s employment by the Company or an Affiliate terminates because of the Recipient’s death or long-term disability (as defined in the Company’s long-term disability plan, a “Disability”), then the unvested Restricted Shares will immediately vest in full.
     (e)     If the Recipient engages in Restricted Activities (as defined below) at any time during the Restricted Period (as defined in Section 5 of this Agreement), then those Restricted Shares which are unvested at the time the Recipient begins to engage in the Restricted Activities shall immediately cease vesting and be cancelled in accordance with Section 4 of this Agreement. “Restricted Activities” consist of each of the following:
          (i)     the Recipient uses to the detriment of the Company, discloses or misappropriates any Company-Related Information (as defined below), unless the Company or an Affiliate consents otherwise in writing. “Company-Related Information” means any confidential or secret knowledge or information of the Company or an Affiliate that the Recipient has acquired or becomes acquainted with during the Recipient’s employment with the Company or an Affiliate, including, without limitation, any confidential customer list, confidential business information, confidential materials relating to the practices or procedures of the Company or an Affiliate, or any other proprietary information of the Company or an Affiliate; provided, however that Company-Related Information shall not include any knowledge or information that is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the Recipient’s disclosure in contradiction of this Section 2(e) (i);
          (ii)     the Recipient directly or indirectly, on behalf of the Recipient or any other person, solicits, induces or encourages any person then employed by the Company or an Affiliate to terminate or otherwise modify their employment relationship with the Company; or
          (iii)     the Recipient directly or indirectly, on behalf of the Recipient or any other person, solicits or otherwise seeks to divert any customer, client or account of the Company or any Affiliate away from engaging in business with the Company or any Affiliate.
     (f)     Nothing in this Agreement shall prevent the Recipient from (i) owning less than 1% of the publicly traded equity securities of an enterprise engaged in the Asset Management business, (ii) engaging in the management of the Recipient’s own investments or the investments of his spouse, brothers, sisters, parents, nieces, nephews, or his descendants or any funds held in trust for the benefit of the Recipient or such aforesaid mentioned persons, (iii) engaging in non-compensatory activities for the benefit of religious, charitable or other non-profit institutions (including participating in the management of investments held by such institutions); provided that during the time Recipient is employed by the Company or its Affiliates, such activities shall not impair the Recipient’s ability to devote his full working time, attention, skill and energies to the performance of the Recipient’s duties and responsibilities to the Company and its Affiliates or (iv) providing investment management services to a single institution, its related family group and related trusts set forth on Schedule 2(f) hereto with respect to the investments of such institution, its related family group and related trusts.
     (g)     Notwithstanding any other provisions of this Agreement to the contrary, the Board may, in its sole discretion, declare at any time that the Restricted Shares, or any portion thereof, shall vest immediately or, to the extent they otherwise would be forfeited pursuant to the terms of this Agreement, shall vest in the numbers and on the dates specified in the Vesting Schedule at the beginning of this Agreement, or in such other numbers and on such other dates as are determined by the Board to be in the best interests of the Company as determined by the Board in its sole discretion.
     3.     Effect of Vesting.
     Upon the vesting of any Restricted Shares, such vested Restricted Shares will no longer be subject to cancellation as provided in Section 2 or 4 of this Agreement.
     4.     Cancellation of Unvested Restricted Shares.
     (a)     Any Restricted Shares that have not previously vested shall cease to vest and shall be cancelled immediately if:
          (i)     the Recipient attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Restricted Shares (except as permitted by Section 1(b) of this Agreement) or the Restricted Shares become subject to attachment or any similar involuntary transfer or seizure in violation of this Agreement;

          (ii)     the Recipient engages in Restricted Activities (as described by Section 2(e) of this Agreement) during the Restricted Period (as defined in Section 5 of this Agreement); or
          (iii)     the Recipient’s employment by the Company or an Affiliate is terminated by the Company for Cause.
     (b)     Upon the cancellation of any unvested Restricted Shares pursuant to this Section 4, the Recipient shall thereafter have no right, title or interest whatever in such unvested Restricted Shares, and, if the Company does not have custody of any and all certificates representing Restricted Shares so cancelled, the Recipient shall immediately return to the Company any and all certificates representing Restricted Shares so cancelled. Additionally, the Recipient will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing such cancelled Restricted Shares or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so cancelled and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Recipient evidencing any Restricted Shares that vested prior to cancellation of unvested Restricted Shares under this Section 4. If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so cancelled.
     (c)     “Cause” hereunder means:
          (i)     Recipient’s conviction of any misdemeanor involving deceit, dishonesty or fraud or any felony, or guilty or nolo contendere plea with respect thereto, that in the Company’s reasonable determination affects Recipient’s fitness to perform his or her duties with the Company;
          (ii)     any intentional and/or willful act of fraud or dishonesty by Recipient related to or connected with Recipient’s employment by the Company or otherwise reasonably likely to cause material harm to the Company or its reputation;
          (iii)     an intentional act or omission by Recipient that constitutes (A) a violation of any law, rule or regulation that is material to the Company or (B) a material violation of any material Company policy relating to deceit, dishonesty, fraud, or securities-trading activities;
          (iv)     Recipient’s engagement in conduct that subjects the Recipient to statutory disqualification pursuant to Section 15(b) of the Exchange Act and the regulations promulgated thereunder.
     (d)      Nothing in this Agreement shall prevent the Recipient from challenging the Company’s determination that Cause exists.

     5.     Covenant Regarding Restricted Activities.
     The Recipient hereby covenants not to engage in any Restricted Activities (a) during the period that he or she is employed by the Company or any Affiliate, and (b) during the 18 month period following the date that Recipient’s employment with the Company or an Affiliate is terminated (the “Restricted Period”). The Recipient acknowledges and agrees that the breach of this covenant would cause irreparable damage to the Company and that the Company will not have an adequate remedy at law. Therefore, the obligations of the Recipient under this Section 5 shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith without proof of actual damages. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which the Company may have under this Agreement or otherwise.
     6.     Stockholder Rights.
     As of the date of issuance specified at the beginning of this Agreement, the Recipient shall have all of the rights of a stockholder of the Company with respect to the Restricted Shares, except as otherwise specifically provided in this Agreement.
     7.     Tax Matters.
     (a)     The parties hereto agree that (i) the Recipient will file a Code Section 83(b) election with respect to the Restricted Shares issued to the Recipient, (ii) for purposes of Code Section 83, the fair market value of the Restricted Shares shall (pursuant to Rev. Rul. 2007-49, 2007-31 I.R.B. 237) equal the amount considered paid for such Restricted Shares and (iii) the fair market value of the Restricted Shares shall be equal to the value of such Restricted Shares as reflected on the Section 338 Forms.
     (b)     The Company acknowledges that no federal, state or other taxes shall be withheld upon the issuance of the Restricted Shares.
     (c)     The Recipient acknowledges that the Company has directed the Recipient to seek independent advice regarding the applicable provisions of the Code (including their impact on the desirability of making an election under Code Section 83(b)), the income tax laws of any municipality, state or foreign country in which the Recipient may reside, and the tax consequences of the Recipient’s death.
     8.     Restrictive Legends and Stop-Transfer Orders.
     (a)     Legends. The book entry or certificate representing the unvested Restricted Shares shall contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:
“THE SHARES REPRESENTED BY THIS [BOOK ENTRY]

[CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
In addition, the book entry or certificate representing any shares issued pursuant to this Agreement that are deposited in escrow pursuant to the Escrow Agreement shall contain a notation or bear the following legend:
“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] ARE SUBJECT TO THE TERMS OF AN ESCROW AGREEMENT BETWEEN THE COMPANY, THE STOCKHOLDER, AND CERTAIN OTHER PARTIES THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
     (b)     Stop-Transfer Notices. The Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions with respect to unvested Restricted Shares to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
     (c)     Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.
     (d)     Removal of Legends and Termination of Stop Transfer Notices. The Company shall remove, or cause to be removed, all restrictive legends and terminate, or cause to be terminated, all stop-transfer notices referred to in this Section 8 (except any notations or legends required by applicable state and federal corporate and securities laws) promptly following the vesting of Restricted Shares (and, for any such shares deposited in escrow pursuant to the Escrow Agreement, the release of such shares to the Recipient pursuant to the terms of the Escrow agreement). In the event that less than all of the Restricted Shares represented by a book entry or certificate vest on a particular date, the Company shall cause a separate book entry to be created or a separate certificate to be issued representing the Restricted Shares which have vested, and such book entry or certificate shall not be subject to such restrictive legends or stop transfer notices.
     9.     [Intentionally omitted.]

     10.     No Promise of Continued Employment.
     This Agreement shall not give the Recipient a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Recipient may terminate his or her employment at will, and otherwise deal with the Recipient without regard to this Agreement.
     11.     Binding Effect.
     This Agreement shall be binding in all respects on the heirs, administrators, representatives, executors and successors of the Recipient, and on the Company and its successors and assigns.
     12.     Agreement to Arbitrate.
     The Company and the Recipient each agrees (i) that any dispute, claim or controversy arising out of or relating directly or indirectly to the construction, performance or breach of this Agreement (including, without limitation, the grant, issuance or cancellation of Restricted Shares) shall be settled by arbitration, pursuant to the procedures set forth in the then in effect Commercial Arbitration Rules (or any successor thereto), as applicable, of the American Arbitration Association (the “AAA Rules”), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement; (ii) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (iii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Chicago, Illinois, (iv) each party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law), (v) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto; (vi) the parties shall have the right to submit, and the arbitrator shall consider, expert and/or other evidence as to the valuation of any Shares which are related to the Claim in question; and (vii) the judgment, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto. Accordingly, the Company and the Recipient each waive their right (if any) to a trial before a court judge and/or jury to resolve any such disputes. Nothing in this Section 12 shall prohibit any party hereto from instituting litigation to enforce any final judgment, award or determination of the arbitration. The parties agree that the judgment, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court of the Northern District of Illinois or any state court sitting in Cook County, Illinois (the “Jurisdictions”). Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum with respect to the Jurisdictions. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

     13.     Choice of Law.
     Subject to Section 12, this Agreement is entered into under and the relationship between the parties shall be governed by the laws of the State of Delaware and shall be construed and interpreted thereunder, without giving effect to choice-of-law principles.
     14.     Termination; Modification.
     In the event that any one or more of the Restricted Activities described in Section 2(e) above shall for any reason be held to be unenforceable, invalid or illegal for any reason including, but not limited to, being excessively broad as to duration, geographical scope, activity or subject, such restriction shall be construed or modified by limiting and reducing it, so as to provide the Company with the maximum protection of its business interests and the intent of the parties as set forth herein and yet be valid and enforceable under the applicable law as it shall then exist.
     15.     Entire Agreement.
     This Agreement, the Purchase Agreement and the Escrow Agreement set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Shares and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of the Restricted Shares.
     16.     Amendment and Waiver.
     Except as otherwise provided herein, this Agreement may be amended, waived, modified, or canceled only by a written instrument executed by the parties or, in the case of a waiver, by the party waiving compliance.
[Signature page follows]

     IN WITNESS WHEREOF, the Recipient and the Company have executed this Agreement as of the date of issuance specified at the beginning of this Agreement.

BRIEN O’BRIEN

/s/ Brien O’ Brien

PIPER JAFFRAY COMPANIES

By /s/ Andrew S. Duff

Its Chairman and Chief Executive Officer

Signature Page to Restricted Stock Agreement